EXECUTION COPY

Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of this 11th day of November, 2010 by and among Mace Security International, Inc., a Delaware corporation (“MSI”), Linkstar Interactive, Inc, a Delaware corporation (“Seller”), Linkstar Corporation, a Pennsylvania corporation (“Linkstar Corporation”), and Silverback Network, Inc., a Pennsylvania corporation (“Buyer”).

RECITALS

A.           MSI owns all of the issued and outstanding common stock, par value $1.00 per share, consisting of 17,162,454 shares, of Seller.

B.           Seller is the sole shareholder of Linkstar Corporation and owns all of the issued and outstanding common stock, no par value, consisting of 11,727,247 shares, of Linkstar Corporation (the “Purchased Stock”).

C.           Linkstar Corporation is in the business of selling merchandise through promotional offers made on the Internet (the “Business”).

D.           Buyer desires to purchase the Purchased Stock in accordance with the terms and conditions of this Agreement.

E.           At the time the Purchased Stock is purchased by Buyer and sold by Seller as set forth in this Agreement, the Purchased Stock shall constitute all of the outstanding stock of Linkstar Corporation, and Seller shall own all of the Purchased Stock and Linkstar Corporation shall own all of the assets and contractual rights historically used in connection with the Business.

AGREEMENT

In consideration of the mutual covenants, agreements, representations and warranties set forth herein, and in reliance thereon, intending to be legally bound, the parties agree as follows:

SECTION 1.  DEFINITIONS

The capitalized and certain other terms used herein shall have the meanings ascribed to them on Schedule I to this Agreement.

SECTION 2.  THE PROPOSED TRANSACTION

2.01                      Purchase of the Purchased Stock.  Subject to the terms and conditions of this Agreement, Seller, at Closing, shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire, the Purchased Stock.  As of the Closing Date, Seller shall have good and marketable title to the Purchased Stock, free and clear of all Liens.

2.02                      Assets To Be Owned by Linkstar Corporation at Closing.  Subject to the terms and conditions of this Agreement, Linkstar Corporation shall, as of the Closing Date, have good and marketable title, free and clear of all Liens, to the following property (the “Linkstar Assets”):

(a)           the Inventory of merchandise that is held for sale in connection with the Business; a complete and accurate list of the merchandise as of October 31, 2010 is set forth on Schedule 2.02(a);

(b)           all Accounts Receivable; a complete and accurate list of the Accounts Receivable as of October 31, 2010 is set forth on Schedule 2.02(b);

(c)           all Equipment and furniture; a complete and accurate list of the major items of Equipment and furniture is set forth on Schedule 2.02(c);

(d)           cash and cash equivalents not to be less than $1.00 at Closing;

(e)           all Intellectual Property and the goodwill associated therewith; a complete and accurate list of the Intellectual Property is set forth on Schedule 2.02(e);

(f)           all Computer Software Assets; a complete and accurate list of such Computer Software Assets is set forth on Schedule 2.02(f);

(g)           all Prepaid Expenses; a complete and accurate list of the Prepaid Expenses as of October 31, 2010 is set forth on Schedule 2.02(g);

(h)           all Contracts and Leases; a complete and accurate list of all Contracts and Leases is set forth on Schedule 2.02(h);

(i)           all Open Orders; a complete and accurate list of all Open Orders as of October 31, 2010 is set forth on Schedule 2.02(i);

(j)           all Permits; a complete and accurate list of all Permits is set forth on Schedule 2.02(j);

(k)           all Books and Records, including, without limitation (i) all property and records used or held for use in the Business, (ii) all corporate books and records, including minute books, (iii) copies of personnel records of the Employees, (iv) all office supplies and (v) the right to receive and retain mail and other communications relating to the Business; and

(l)           all other assets (including bank accounts, claims against insurance carriers, causes of action, rights of action, contract rights and warranty and product liability claims against third parties, telephone numbers and listings) relating to the Linkstar Assets or the Business.

For the avoidance of doubt, the Linkstar Assets shall include all assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, used in the Business and included in the calculation of the Purchase Price as set forth in Section 2.03 of this Agreement; provided, however, that the Linkstar Assets specifically do not include the assets, properties and rights, tangible and intangible of Promopath, Inc.

It is understood and agreed that Seller shall deliver, at least three (3) business days prior to the Closing, all schedules referenced in this Agreement, which schedules shall be updated as of November 21, 2010.

2.03                      Consideration for the Purchased Stock.  Subject to the terms and conditions of this Agreement, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Stock, Buyer agrees (a) to pay and deliver One Million One Hundred Thousand Dollars ($1,100,000) (the “Purchase Price”), less the Escrowed Funds as described in Section 2.06, to Seller at Closing, (b) to pay and deliver the Escrowed Funds to the Escrow Agent at Closing on behalf of Seller, and (c) to assume the Assumed Liabilities, as set forth in Section 2.07, as of the Closing Date.  Seller shall designate the bank account into which the Purchase Price should be directed at least three (3) days prior to the Closing Date.

2.04                      Intentionally Reserved.

2.05                      Intentionally Reserved.

2.06                      Escrow.  At Closing, Buyer shall pay ten percent (10%) of the Purchase Price, which is equal to One Hundred Ten Thousand Dollars ($110,000) (the “Escrowed Funds”) to an escrow account (“Escrow Account”) opened by Buchanan Ingersoll & Rooney PC (“Escrow Agent”), pursuant to an escrow agreement having the terms and provisions of this Section 2.06 which agreement has been attached as Exhibit A to this Agreement.  The Escrow Account shall be interest bearing and shall not be commingled with any other funds.  Interest earned on the Escrow Account shall be paid in accordance with the payment of the principal of the Escrow Account.  The Escrow Account shall be security for the payment of indemnity claims made by Buyer under Section 12 of this Agreement.  If there are no unsatisfied indemnity claims made by Buyer on or before the six (6) month anniversary of the Closing Date, the Escrowed Funds, including interest, shall be paid to Seller.  If there is an unsatisfied indemnity claim made by Buyer that remains outstanding on the six (6) month anniversary of the Closing Date, the Escrow Agent shall maintain sufficient Escrowed Funds to cover the amount of the unpaid indemnity claim and shall distribute the balance, if any, of the Escrowed Funds to Seller.  The Escrow Agent shall maintain sufficient Escrowed Funds to cover the amount of any unsatisfied indemnity claim until both Buyer and Seller agree on the disposition of the Escrow Account or a court having jurisdiction orders disposition of the funds held in the Escrow Account.  In the event there shall be any dispute between the parties as to the proper disposition of the Escrow Account, the Escrow Agent shall not disburse the Escrow Account to any party.  In the event of such a dispute, the Escrow Agent shall have the right to either maintain the Escrow Account or deposit said Escrow Account proceeds with a court of competent jurisdiction to await determination or an accord and mutual agreement of Seller and Buyer with respect to the disposition of the escrowed amount.  MSI, Seller and Buyer, by their execution hereof, indemnify and agree to hold the Escrow Agent harmless from any and all claims or causes of action, damages or injuries arising out of or in any way related to the performance of its duties in connection herewith, except for those matters arising out of the Escrow Agent’s gross negligence or intentional misconduct.

2.07                      Assumed Liabilities.  Buyer acknowledges that Seller and Linkstar Corporation will have Liabilities and Obligations relating to the Business on the Closing Date, as set forth in subsections (a), (b), (c), (d), and (e) below (“Assumed Liabilities”):

(a)           all Liabilities and Obligations which are set forth on Schedule 2.07(a);

(b)            any Open Orders under Customer Contracts to the extent such Liabilities and Obligations arise and are related to periods subsequent to the Closing;

(c)           the Liabilities and Obligations arising pursuant to the Contracts and Leases listed on Schedule 2.02(h) arising after the Closing Date;

(d)          the Liabilities and Obligations for amounts due to the Employees as compensation, severance payments and bonuses and any other amounts due to the Employees under the Plans as listed on Schedule 4.17(a) arising after the Closing Date; and

(e)           the Liabilities and Obligations of Seller or Linkstar Corporation arising out of any transactions or events occurring, or liabilities or obligations incurred, after the Closing Date.

Buyer is solely responsible for payment of the Assumed Liabilities.

2.08                      Excluded Liabilities.  MSI and Seller shall indemnify, defend and hold Buyer harmless from and against all Losses whatsoever that have arisen or which relate to, the following:

(a)           any Liabilities and Obligations of Seller or Linkstar Corporation to indemnify its officers, directors, employees or agents for actions or inactions occurring prior to the Closing Date;

(b)           the Liabilities and Obligations arising pursuant to any Open Orders under Customer Contracts to the extent such Liabilities and Obligations arise and are related to periods before the Closing, excepting any Assumed Liabilities;

(c)           the Liabilities and Obligations arising pursuant to the Contracts and Leases listed on Schedule 2.02(h) arising before the Closing Date, excepting any Assumed Liabilities;

(d)          [Intentionally Reserved];

(e)          the Liabilities and Obligations for amounts due to the Employees as compensation, severance payments and bonuses and any other amounts due to the Employees under the Plans as listed on Schedule 4.17(a) arising before the Closing Date, excepting any Assumed Liabilities; and

(f)           the Liabilities or Obligations of Seller or Linkstar Corporation arising out of any transactions or events occurring, or the Liabilities or Obligations incurred, before the Closing Date (including, but not limited to, those related to Taxes), excepting the Assumed Liabilities.

2.09                      Allocation of Consideration.

(a)           Preparation of Allocation Schedule.  Within fifteen (15) days following the Closing, Seller shall prepare and deliver to Buyer a draft schedule allocating the Purchase Price among the Purchased Stock in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”).  Within fifteen (15) days after delivery of the Allocation, Buyer shall notify Seller of any proposed changes and shall make any proposed changes that are reasonable and in accordance with GAAP.  The Allocation shall be used in preparing Internal Revenue Service Form 8594 (and all similar forms under state or local Laws), which form shall be completed, executed and delivered by the parties as soon as is reasonably practicable after the finalization of the Allocation, but in no event later than sixty (60) days before the due date for the filing of such form.  Any payments subsequent to the Closing Date (such as indemnity payments under the terms of this Agreement) that are treated as an adjustment to the Purchase Price for tax purposes shall be reflected as an adjustment to the price allocated to the Purchased Stock.

(b)           Tax Returns.  Buyer and Seller agree to file (and agree to cause any and all appropriate successor entities to file) all federal, state, local and foreign Tax returns in a manner consistent with the Allocation (as originally proposed or as revised in accordance with this Agreement, as the case may be) and, except as required pursuant to a final determination (as defined in Section 1313(a) of the Code or corresponding provisions of state or local Laws), not to take, or cause to be taken, any action or position inconsistent with the Allocation on any of their Tax returns.

SECTION 3.  CLOSING

The Closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m. Eastern Standard Time at the offices of Seller at 240 Gibraltar Road, Suite 220, Horsham, Pennsylvania on November 22, 2010, time being of the essence, or such other date as the parties may mutually agree to in writing.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF MSI AND SELLER

Seller and MSI represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete on the Closing Date.  Wherever a representation or warranty in this Agreement is qualified by “Knowledge,” “to MSI’s and Seller’s Knowledge,” “to the best of MSI’s and Seller’s Knowledge,” or a similar iteration, such phrase shall mean the actual knowledge and constructive knowledge, based on a reasonably diligent investigation, of Dennis Raefield, Chief Executive Officer of MSI, Gregory Krzemien, Chief Financial Officer of MSI, and Ronald Gdovic, President of Linkstar Corporation.

4.01                      Organization; Authorization; Ownership; Voting.

(a)           Each of Seller and Linkstar Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted.  Each of Seller and Linkstar Corporation is duly qualified to transact business and is in good standing in each jurisdiction in which it is required by law to qualify.

(b)           All corporate action on the part of MSI, Seller, and each of its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations hereunder and the consummation of the transactions contemplated hereby has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of MSI and Seller, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other remedies.

(c)           Seller owns the Purchased Stock, which constitutes all of the issued and outstanding shares of Linkstar Corporation, free and clear of any restrictions on transfer, security interests, Liens, pledges, options, purchase rights, contracts, commitments, claims and demands.  All such stock was duly and validly issued, fully paid and nonassessable.  Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of the Purchased Stock (other than under this Agreement).  Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Purchased Stock.

(d)           No Person other than Seller has any right to vote the Purchased Stock.

(e)           MSI is a publicly traded company listed on the OTCQB Marketplace.

4.02                      Intentionally Reserved.

4.03                      No Conflict.  The execution, delivery and performance of and under this Agreement by Seller and MSI and the consummation of the transactions contemplated by this Agreement do not and will not:  (a) violate, conflict with or result in the breach of any provision of Seller’s or MSI’s articles of incorporation or bylaws; (b) conflict with or violate any Law or Governmental Order applicable to the Linkstar Assets, the Business, Seller or Linkstar Corporation or any of their respective assets, properties or businesses; or (c) except as set forth on Schedule 4.03, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) under, require any consent under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on the Linkstar Assets, the properties of Linkstar Corporation or the Purchased Stock pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which MSI or Seller is a party or by which any of the Linkstar Assets, MSI, Seller, Linkstar Corporation or the Purchased Stock are bound or affected.

4.04                      Governmental Consents and Approvals.  Except as set forth on Schedule 4.04, the execution, delivery and performance of this Agreement by MSI and Seller and the consummation of the transactions contemplated hereby does not and will not require any consent or action by, filing with or notification to, any Governmental Authority.

4.05                      Title to Linkstar Assets; Sufficiency of Linkstar Assets.  Linkstar Corporation has good and marketable title to the Linkstar Assets, free and clear of all Liens.  The Linkstar Assets constitute all of the material rights, properties and assets used in the operation of the Business as presently conducted and as expected to be conducted as of the Closing, excepting only any material rights, properties and assets owned by Promopath, Inc., which are set forth on Schedule 4.05.  With respect to the property and assets it leases, Linkstar Corporation is in compliance with, and to MSI’s and Seller’s Knowledge, holds a valid leasehold interest free of any Liens.  By virtue of the grant, conveyance, sale, transfer and assignment of the Purchased Stock hereunder, Buyer shall receive good and marketable title to the Linkstar Assets, free and clear of all Liens, at Closing.

4.06                      Equipment.  Schedule 2.02(c) is a complete and accurate list of all Equipment.  The Equipment is in operable and serviceable condition and repair (subject to normal wear and tear).  Linkstar Corporation has not, nor, to the best of MSI’s and Seller’s Knowledge, has anyone else, made any modifications to any of the Linkstar Assets that would void or invalidate any manufacturer’s warranty or cause the Linkstar Assets not to be in compliance with any Law.  Linkstar Corporation owns all of the Equipment, except only Equipment that is leased under Leases not in default and identified on Schedule 2.02(h).

4.07                      Contracts and Leases.

(a)           Schedule 2.02(h) is a complete and accurate list of the Contracts, excepting the Customer Contracts, and Leases as of the date of this Agreement.  Complete and accurate originals of all Contracts and Leases are filed in the records of Linkstar Corporation.  All Contracts and Leases are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms, and Linkstar Corporation is not in default in, nor has there occurred an event or condition which, with the passage of time or the giving of notice, would constitute a default with regard to the payment or performance of any obligation under any Contract or any Lease.

(b)           Except as set forth on Schedule 4.07(b), no Contract or Lease requires the Consent of any Person for the purchase of the Purchased Stock by Buyer under this Agreement.

(c)          The Customer Contracts are in the form of orders by customers and are not written contracts signed by the customer and Linkstar Corporation.  All Customer Contracts represent complete, accurate and true orders by bona fide customers.

4.08                      Compliance with Laws.  Linkstar Corporation is conducting the Business in accordance with all Laws, Permits and Governmental Orders applicable to the Linkstar Assets or the Business.  Linkstar Corporation is not in violation of, nor has it violated, any such Law, Permit or Governmental Order.  MSI, Seller, and Linkstar Corporation, have not received any citation or notice that Linkstar is under investigation or other form of review relating to the Linkstar Assets or the Business with respect to any applicable Law.

4.09                      Tax Matters.

(a)           Except as set forth on Schedule 4.09,  each of Seller and Linkstar Corporation has duly and timely filed all returns for Taxes required to be filed by it or for which it may be held responsible under applicable Law, all such Tax returns are true, correct and complete in all material respects, and  Seller and Linkstar Corporation have timely paid or accrued (or had paid or accrued on its behalf) all Taxes due for all periods ending on or prior to the Closing Date with respect to which a taxing or collection authority has issued a proposed or final assessment or made any similar claim.  The provision for taxes of Linkstar Corporation as shown in the Financial Statements is adequate for Taxes due or accrued as of the date thereof.  There is no dispute or claim concerning any Taxes of Linkstar Corporation either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the directors, officers or representatives of MSI or Seller have Knowledge, except as disclosed on Schedule 4.09.  No returns for Taxes of Linkstar Corporation are currently under audit or examination by any Governmental Authority.  Since the Financial Statement Date,  Linkstar Corporation has not incurred any Taxes, assessments or governmental charges other than in the ordinary course of business and  Linkstar Corporation has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

(b)           All amounts required to be withheld or collected by Linkstar Corporation from customers or from or on behalf of the Employees or independent contractors for income, social security and unemployment insurance Taxes have been collected or withheld and either paid to the appropriate Governmental Authority or set aside and, to the extent required by Law, held in accounts for such purpose.

(c)           Linkstar Corporation has complied in all respects with all applicable Laws relating to withholding Taxes and Tax information reporting and has, within the time and manner prescribed by Law, withheld from each Employee’s wages and other payments and paid over to the proper Governmental Authority all amounts required to have been so withheld and paid.  All Persons who have provided services to Linkstar Corporation and have been classified as independent contractors for Tax purposes were properly classified as such. The records of Linkstar Corporation contain all information and documents necessary to comply in all material respects with applicable Tax information reporting and Tax withholding requirements under applicable Law and such records identify with specificity all amounts subject to backup holding under Section 3406 of the Code.

(d)           To MSI’s and Seller’s Knowledge, there are no existing circumstances that will result in the assertion of any claim for Taxes against Seller or Linkstar Corporation by any Governmental Authority with respect to any period for which Tax returns are required to have been filed or Taxes required to have been paid prior to the Closing Date.

(e)           Seller and Linkstar Corporation have not directly or through any subsidiary conducted any activities in any jurisdiction which require them to pay Tax or file a Tax return of a type that it has not filed in the most recently ending preceding taxable period for which such type of Tax or Tax return would be due.

(f)           Linkstar Corporation has not waived any statute of limitations or agreed to any extension of time that has the effect of deferring the payment or collection of any Tax or the filing of any Tax return. Except for a power of attorney held by Grant Thornton, which shall be terminated within three (3) days after the Closing Date, there is not currently in effect any power of attorney authorizing any Person to act on behalf of Linkstar Corporation or to receive information relating to Linkstar Corporation with respect to any Tax matter (other than authorizations included as an integral part of any Tax return previously filed by  Linkstar Corporation).

(g)           Linkstar Corporation has not been a beneficiary or otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was or will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No Tax returns filed by Linkstar Corporation contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law) and Linkstar Corporation has never been advised to make such a disclosure.

(h)           Linkstar Corporation does not have any “permanent establishments” in any country other than the United States and has not otherwise engaged in any activity that has exposed,  or will expose, it to the taxing jurisdiction of any such other country.

(i)           Linkstar Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes.

(j)           There are no Liens for Taxes (other than for current Taxes not yet due and payable) on Seller, Linkstar Corporation or any of the Linkstar Assets.

(k)           Linkstar Corporation has been a validly existing C corporation since its incorporation within the meaning of the Code.

(l)           Linkstar Corporation is not a party to, is not bound by or has no obligation under any Tax sharing agreement, Tax indemnification, or Tax allocation agreement or similar agreement, contract or arrangement, and has no potential liability or obligation with respect to Taxes of any Person (other than Linkstar Corporation) as a result of, or pursuant to, any such agreement, contract, arrangement or otherwise.

(m)           All transactions that could give rise to an understatement of the federal income tax liability of Linkstar Corporation within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement.

(n)           Linkstar Corporation is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)           Linkstar Corporation will not be required to include any item of income in, or exclude any tax credit or item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of:  (i) any change in method of accounting (whether overall or in respect of any item) for a taxable period ending on or prior to the Closing Date; (ii) any “agreement” with any Tax authority executed on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; or (v) the transactions contemplated by this Agreement.

(p)           Linkstar Corporation has not been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group the common parent of which is MSI), or has any liability for Taxes of any Person (other than Linkstar Corporation) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

(q)           Linkstar Corporation has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code.

4.10                      Litigation.  There is no Action pending or, to MSI’s and Seller’s Knowledge, currently threatened against MSI or Seller that questions the validity of this Agreement, the right of MSI or Seller to enter into this Agreement or to consummate the transactions contemplated hereby.   Except as set forth on Schedule 4.10, no Action is pending or, to the best of MSI’s and Seller’s Knowledge, threatened, against Linkstar Corporation relating to the Linkstar Assets or the Business, at law or in equity.  Seller has not received notice of any of the above, and, to the best of MSI’s and Seller’s Knowledge, no facts or circumstances exist which would give rise to any of the foregoing.  Schedule 4.10 also lists all instances in which Linkstar Corporation is the plaintiff or complaining or moving party in any action that is in any way related to the Linkstar Assets or the Business.

4.11                      Conduct of Business.  Since September  30, 2010, except for the execution and delivery of this Agreement or as disclosed on Schedule 4.11, the Business has been conducted in all material respects in the ordinary course and consistent with past practice, and there has not been any:

(a)           sale or transfer of, or any agreement to sell or transfer, any of the Linkstar Assets or any plan, agreement or arrangement granting any right to purchase or acquire any interest in any of the Linkstar Assets, or requiring Consent of any party to the transfer and assignment of any of the Linkstar Assets, or any loss or damage to the Assets;

(b)           waiver of any material rights or claims of Linkstar Corporation related to the Linkstar Assets;

(c)           material breach, amendment or termination of any Customer Contract;

(d)           transaction by Linkstar Corporation outside the ordinary course of its business and related to the Linkstar Assets; or

(e)           any action by Seller or any employee, officer or agent of Seller to do any of the foregoing.

4.12                      Reliance on Advisors.  Each of MSI and Seller has relied on its own advisors for all legal, accounting, Tax or other advice whatsoever in connection with this Agreement and the transactions contemplated hereby.

4.13                      Permits.  Linkstar Corporation maintains all Permits necessary for the conduct of the Business as it is currently conducted.  Schedule 2.02(j) sets forth a list of all Permits.  All Permits are in full force and effect and no suspension or cancellation of any of the Permits has been threatened.  No Permits or parts thereof are subject to loss by reason of dormancy or non-use.  No claims have been made by any Governmental Authority or any Person relating to the Permits and no such claim is contemplated by any Governmental Authority or other Person, nor does any basis exist therefor.  Except as set forth on Schedule 2.02(j), no Permit will be terminated or require the consent of the issuer to continue in effect as a result of the execution of this Agreement or the consummation of the transactions contemplated herein.

4.14                      Insurance.  Schedule 4.14 sets forth a list of all insurance policies held by or on behalf of  Linkstar Corporation as of the date hereof and anticipated to be held as of the Closing Date.  The policies will be terminated effective with the sale and transfer of the Purchased Stock.  Linkstar Corporation has not received any notice of actual or proposed cancellation or of reduction in coverage of, or of any increase in premium under, such policies of insurance, and to the best of MSI’s and Seller’s Knowledge, there are no retrospective or audit premium charges due under the identified insurance policies with respect to Linkstar Corporation.

4.15                      Absence of Sensitive Payments.  Linkstar Corporation has not made any contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the Laws of the United States or any other jurisdiction.

4.16                      Environmental Matters.  Except as set forth on Schedule 4.16, Linkstar Corporation has conducted all activities of the Business in compliance with, and all properties owned, leased or operated by Linkstar Corporation in connection with the Business comply with, all Environmental Laws.  Except as set forth on Schedule 4.16, no facts, events or conditions relating to the facilities, properties or operations of the Business will prevent, hinder or limit continued compliance with any Environmental Laws.

4.17                      Benefit Plans and Employment Arrangements.

(a)           Schedule 4.17(a) sets forth a true and correct list of:  (i) the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonuses, accrued sick leave, accrued severance pay and accrued vacation benefits for each present employee of the Business; (ii) each collective bargaining, union or other employee organization agreement; (iii) each employment, advisory or consulting agreement; (iv) each employee confidentiality or other agreement protecting proprietary processes, formulae or information; (v) each corporation or other trade or business which is an ERISA Affiliate; and (vi) each Plan.  Schedule 4.17(a) identifies which Plans, if any, are (i) defined benefit pension plans intended to be qualified under Section 401(a) of the Code, (ii) defined contribution plans intended to be qualified under Section 401(a) of the Code, (iii) Multiemployer Plans, (iv) any other Plan (including but not limited to any such program, contract or arrangement contained in an employment, advisory or consulting agreement), which provides benefits of any kind after termination of employment, such as, but not limited to, severance pay, continuation pay, termination pay or deferred compensation, (v) “employee welfare benefit plans” within the meaning of ERISA, and (vi) not “employee welfare benefit plans” within the meaning of ERISA.  Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status.

(b)           With respect to each Plan, Seller has delivered to Buyer true, correct and complete copies of all current written documents setting forth the terms and conditions of such Plan (or a written summary of such terms in the case of an unwritten Plan) and, in the case of each Plan subject to ERISA, copies of the plan document, the most current summary plan description and any modifications thereto, the most recently filed Internal Revenue Service Form 5500 (including attachments) and the most recent actuarial valuation and report, as applicable, and other material related documents of such Plan such as insurance contracts.

(c)           The acquisition by Buyer of the Purchased Stock will not, directly or indirectly, give rise to any withdrawal liability or potential withdrawal liability on the part of Buyer with respect to any Multiemployer Plan.  Linkstar Corporation has no unfulfilled obligation to contribute to any Multiemployer Plan or collectively bargained welfare plan.  Neither Linkstar Corporation nor any ERISA Affiliate has incurred any liability which arises from either a complete or partial withdrawal (as defined in Section 4203 or 4205 of ERISA, respectively) from any Multiemployer Plan.

(d)           Each Plan covering Linkstar Corporation has been administered in compliance with its governing documents and applicable law, and, to the Knowledge of Seller and MSI, there have been no defaults or violations by any other party with respect to the Plans.

(e)           Neither Linkstar Corporation nor any ERISA Affiliate maintains or contributes to, or has ever maintained or had an obligation to contribute to, a Plan subject to Title IV of ERISA or to the minimum funding requirements or standards of Section 412 of the Code or Section 302 of ERISA.  There does not exist any condition, there has not occurred any event, and there has not been any omission, with respect to the sponsorship, funding or administration of any Plan, which has or could result in a Lien upon or claim with respect to any of Seller, Linkstar Corporation, the Linkstar Assets, or Buyer being liable for any contribution, withdrawal liability, benefit, claim, settlement, Tax, penalty or payment of any nature.  All contributions required to be made to the Plans pursuant to their terms and provisions and applicable Law have been made on a timely basis.

(f)           Except as set forth on Schedule 4.17(f), each group health plan that provides health coverage to any present or former employee of the Business has operated in compliance with all requirements of Sections 601 through 608 of ERISA and/or Section 4980B of the Code, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.  Schedule 4.17(f) sets forth a true and complete list of all current employees, and former employees since May 1, 2010, of the Business and their respective beneficiaries who are receiving or who are eligible to elect to receive such continuation coverage under such group health plans pursuant to such provisions of ERISA and the Code.  Each group health plan that is subject to the requirements of the Health Insurance Portability and Accountability Act, including, without limitation, the privacy and security provisions thereof, has been operated in compliance therewith.

(g)           There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of MSI and Seller, threatened against, or with respect to, any of the Plans covering Linkstar Corporation or the Linkstar Assets.

(h)           None of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest” transaction as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, Seller or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA.

(i)           There is no matter pending (other than routine qualification determination filings) with respect to any of the Plans that cover Linkstar Corporation before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

(j)           Seller does not maintain or sponsor any Plan which is funded by a trust intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(k)           Linkstar Corporation does not have any obligation to provide health benefits or death benefits to former employees, except as specifically required by applicable Laws.

(l)           There are no collective bargaining agreements with any union or other bargaining group for any employees of the Business and there has been no union organizational efforts involving such employees and, to MSI’s and Seller’s Knowledge, no such organization efforts are pending.  Except as set forth on Schedule 4.17(l), Linkstar Corporation has not carried on discussions regarding organization with any labor union and there has not been any strike, work stoppage, labor dispute or other labor trouble relating to employees of the Business and there are no significant threats of work stoppage or labor trouble by employees of the Business.

(m)           Except as set forth on Schedule 4.17(m), Linkstar Corporation has satisfied any and all obligations to any current or former employees of the Business as of the date hereof.

(n)           There are no Actions pending, or to the Knowledge of MSI and Seller, threatened, by an employee of the Business against Linkstar Corporation.  In addition, to MSI’s and Seller’s Knowledge, there are no facts or circumstances that could give rise to any employee-related Actions.

4.18                      Financial Statements.  Schedule 4.18 sets forth the consolidated financial statements of Linkstar Corporation, including unaudited consolidated balance sheets and statements of income as of and for (i) the fiscal years ended December 31, 2009 and December 31, 2008 and (ii) the ten months ended October 31, 2010 (the “Most Recent Financial Statement”; (i) and (ii) together are collectively referred to as the “Financial Statements”; October 31, 2010 is referred to as the “Financial Statement Date”). The Financial Statements present fairly the financial condition of Linkstar Corporation as of such dates and the results of operations for such periods.  Linkstar Corporation has maintained a standard system of accounting established and administered in accordance with GAAP with respect to itself, the Business, and the Linkstar Assets.

4.19                      No Undisclosed Liabilities. Linkstar Corporation does not have any material liability required to be disclosed on a balance sheet in accordance with GAAP, except for (i) liabilities set forth on the face of the Most Recent Financial Statement and any notes thereto, and (ii) liabilities which have arisen after the Financial Statement Date in the ordinary course of business.

4.20                      No Changes. Since the Financial Statement Date, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of Linkstar Corporation from that reflected in the Financial Statements, except changes in the ordinary course of business;

(b)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Linkstar Assets;

(c)           any waiver by Linkstar Corporation of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any Lien, claim or encumbrance or payment of any obligation by Linkstar Corporation, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Linkstar Corporation (as such business is presently conducted);

(e)           any material change or amendment to a material contract or arrangement by which Linkstar Corporation or any of its assets or properties is bound or subject;

(f)           any material change in any compensation arrangement or agreement with any Employee, officer, or director of Linkstar Corporation;

(g)           any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of Linkstar Corporation;

(h)           any resignation or termination of employment of any key officer of Linkstar Corporation relating to the Business; and MSI and Seller, to their Knowledge, do not know of the impending resignation or termination of employment of any such officer or key Employee;

(i)           receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Linkstar Corporation;

(j)           any mortgage, pledge, transfer of a security interest in, or Lien, created by Linkstar Corporation, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable;

(k)           any loans or guarantees made by Linkstar Corporation to or for the benefit of its Employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l)           any declaration, setting aside or payment or other distribution in respect of any of the Purchased Stock, or any direct or indirect redemption, purchase or other acquisition of any of the Purchased Stock by Seller or Linkstar Corporation, respectively;

(m)           to MSI’s and Seller’s Knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition or operating results of Linkstar Corporation or the Business (as such Business is presently conducted); or

(n)           any agreement or commitment by Linkstar Corporation to do any of the things described in this Section 4.20.

4.21                      Intellectual Property.

(a)           Schedule 2.02(e) sets forth a list of all Intellectual Property.  Linkstar Corporation acquired its entire and exclusive rights to the Intellectual Property through the efforts of its own Employees and agents and independent contractors.  There are no Actions against Linkstar Corporation pending or, to MSI’s and Seller’s Knowledge, threatened, asserting the invalidity, misuse or unenforceability of any of the Intellectual Property.

(b)           Except as set forth on Schedule 4.21(b), neither the Intellectual Property nor the conduct of the Business by Linkstar Corporation has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property of third parties.

(c)           Linkstar Corporation has sufficient title and ownership of all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes necessary for the Business as currently conducted without any violation or infringement of, or other conflict with, the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties.  There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind with respect to the Intellectual Property.

4.22                      Proprietary Information Agreements.  Linkstar Corporation has a confidential information policy in its employee handbook and each current Employee of Linkstar Corporation has acknowledged that the Employee is subject to the policies in the employee handbook.

4.23                      Significant Customers and Suppliers.  No customer or supplier that was significant to the Business during the periods covered by the Financial Statements or that has been significant to the Business thereafter, has terminated, reduced or threatened to terminate or reduce its purchases from or provision of products or services to Linkstar Corporation with respect to the Business, as the case may be.

4.24                      Insolvency.  No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, the Business or any of the Linkstar Assets is pending, or to MSI’s and Seller’s Knowledge, threatened, and Seller has not made any assignment for the benefit of creditors, nor taken any actions with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

4.25                      Related Party Transactions.  Except as set forth on Schedule 4.25 and except for transactions with Promopath, Inc, there are no contracts, arrangements, or understandings between or among Seller, Linkstar Corporation, and their Affiliates.

4.26                      Minute Books.  The minute books provided to Buyer for Linkstar Corporation contain a complete summary of all meetings of directors and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

4.27                      Net Operating Loss Carryforward.  The information contained on Schedule 4.27 regarding the net operating loss carryforward or otherwise provided to Buyer regarding the application of Section 382 of the Code to Linkstar Corporation’s federal net operating loss carryforward is true and correct.

4.28                      Obligations to Pay Fees.  Seller has no liability or obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

4.29                      Completeness of Disclosure.  This Agreement, the Disclosure Schedules, and all other documents and written information furnished to Buyer and its representatives by Seller and its representatives, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.  If Seller becomes aware of any fact or circumstance that would change a representation or warranty of MSI or Seller in this Agreement or any other statement made or document provided to Buyer, MSI and Seller shall promptly give notice of such fact or circumstance to Buyer.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants that the statements contained in this Section 5 are correct and complete as of the date of this Agreement.

5.01                      Organization, Good Standing, and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate power and authority to execute this Agreement and the other documents and agreements delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other documents and agreements delivered or to be delivered by Buyer in connection with this Agreement have been duly authorized and approved by all necessary and proper corporate action and constitute, and will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

5.02                      No Violation.  Neither the execution and delivery by Buyer of this Agreement or the other documents and agreements delivered or to be delivered pursuant hereto by Buyer and the performance by Buyer hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of (a) the articles of incorporation of Buyer, (b) any covenant, agreement or understanding to which Buyer is a party, or (c) any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer is subject, or constitute a default thereunder.

5.03                      Consents and Approvals of Governmental Authorities and Others.  No approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Buyer, the purchase by Buyer of the Purchased Stock, the Business and the Linkstar Assets, or the performance by Buyer of any other obligation under this Agreement.

5.04                      Obligation to Pay Certain Fees.  Neither Buyer nor any of its officers, members, managers, employees or Affiliates has agreed to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller may become liable.

5.05                      Litigation.  There are no Actions pending, or, to the knowledge of Buyer, threatened, by any Person or Governmental Authority challenging the legality, validity or propriety of the transactions contemplated by this Agreement.

5.06                      Completeness of Disclosure. The representations and warranties contained in this Section 5 and in the Disclosure Schedules delivered pursuant hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5 not misleading.

SECTION 6.  COVENANTS OF SELLER

6.01                      Employees.  Seller shall permit Buyer to interview the current employees of the Business at the premises of the Business upon reasonable advance notice to Seller.  Buyer agrees not to interview the current employees of the Business without providing reasonable advance notice to Seller.

6.02                      Taxes.  Seller shall pay, or cause to be paid, in a timely manner, all Taxes arising from or related to the Business, the Purchased Stock or the Linkstar Assets prior to the Closing, as well as Taxes arising from the sale of the Purchased Stock.

6.03                      Access to Offices, Officers, Accountants, Etc.  Seller will afford to the officers and authorized representatives of Buyer (including without limitation, attorneys, accountants, insurance brokers, financial advisors and bankers) access to the offices, officers, properties, the Books and Records and the books and records of Seller and the Business, and with any and all Persons Buyer deems appropriate in order to enable Buyer to consummate the transactions contemplated hereby, and will furnish Buyer with such additional financial and operating data and other information as to the Business and Linkstar Assets as Buyer may from time to time reasonably request.

6.04                      Preservation of Business.  Seller will conduct the Business in the ordinary course, in a manner consistent with applicable federal, state and local regulations.

6.05                      Approval of Certain Transactions.  Except as specifically contemplated by this Agreement, without the prior written consent of Buyer, Linkstar Corporation will not, from the date hereof through the Closing Date:

(a)           Incur or agree to incur any liability or obligation or enter into any agreement or transaction that cannot be cancelled upon not more than thirty (30) days’ notice, except for Customer Contracts entered into in the ordinary course of business;

(b)           mortgage, pledge or otherwise encumber or convey any similar interest in, or take any action that would give rise to any Lien with respect to, any Linkstar Assets or sell, lease or convey any interest in any Linkstar Assets;

(c)           declare or pay any dividends or distribute cash or securities to its shareholders, make any direct or indirect redemption, purchase or other acquisition of any of its capital structure, or issue any additional shares of its capital stock, or permit any transfer, assignment, pledge or other encumbrance of its capital stock;

(d)           make any capital expenditures other than in the ordinary course;

(e)           conduct the Business other than in the ordinary course;

(f)           waive or release any rights with respect to the Linkstar Assets or the Business;

(g)           change its methods of accounting;

(h)           adopt any pension, profit sharing or other compensation plan or enter into or modify any Contract of, or terms and conditions of, employment other than offering and employing persons pursuant to at will employment relationships and terminating employees in accordance with the exercise of prudent business judgment and in accordance with Seller’s policies and practices; or

(i)           take any other action (A) which would have a Material Adverse Effect or result in a material adverse change in the condition (financial or other), of the Business or the Linkstar Assets or (B) which, if taken prior to the date hereof, would constitute a breach of any representation or warranty contained in Section 4 of this Agreement.

6.06                      Compensation.  Seller shall not increase in any material respect the compensation, bonuses or other benefits payable or to be payable to any Person employed by Linkstar Corporation in connection with the Business, except as otherwise disclosed by Seller to Buyer.

6.07                      Maintenance of Assets.  Seller shall use commercially reasonable efforts to maintain the Linkstar Assets in operable condition (wear and tear excepted).  Seller shall maintain inventory at levels consistent with past practices.  If any loss, damage, impairment, confiscation or condemnation of any of the Linkstar Assets occurs, Seller shall repair, replace or restore those Linkstar Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace or restore any of the Linkstar Assets that are lost, damaged, impaired or destroyed.

6.08                      Notice of Proceedings.  Seller will promptly notify Buyer upon (and, in any event within five (5) days) receipt of notice of any actual or threatened material claim, dispute, arbitration, litigation, complaint, judgment, order, decree, action, proceeding relating to Linkstar Corporation, the Linkstar Assets, the Business, the Purchased Stock or the consummation of the transactions contemplated hereby.

6.09                      Exclusive Dealing.  MSI and Seller will not:

(a)           solicit or initiate discussions or engage in negotiations with any Person other than Buyer (whether or not such discussions are initiated by MSI or Seller), with respect to the possible acquisition of Linkstar Corporation, the Purchased Stock, the Business or the Linkstar Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise);

(b)           provide any information with respect to Linkstar Corporation, the Purchased Stock, the Business or the Linkstar Assets to any Person other than Buyer relating to the possible acquisition of Linkstar Corporation, the Purchased Stock, the Business or the Linkstar Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise); or

(c)           enter into a transaction with any Person other than Buyer concerning the possible acquisition of Linkstar Corporation, the Purchased Stock, the Business or the Linkstar Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise).

6.10                      Insurance.  Seller shall maintain in full force and effect comprehensive general liability insurance policies with respect to the Business prior to the Closing Date.

6.11                      Update Disclosure Schedules.  Prior to the Closing Date, and in no event later than five (5) days prior to the Closing Date, Seller shall disclose to Buyer any information contained in the representations and warranties of Seller contained in Section 4 or in the Disclosure Schedules delivered pursuant thereto which is no longer true or complete.  Any such disclosure shall be deemed to modify, amend or supplement the representations and warranties.

6.12                      Employees.  At Closing, Seller shall provide Buyer with the amount of any accrued wages, salaries, vacation pay, and other sums due to the Employees through the close of business on the Closing Date, which amount shall be considered to be an account payable for purposes of estimating the Purchase Price.

6.13                      Intercompany Accounts.  As of the opening of business on the Closing Date, MSI, Seller and Linkstar Corporation will have cancelled and forgiven (without recourse) all amounts with respect to any intercompany accounts or otherwise (a) due by Linkstar Corporation to Seller or (b) due by Seller to Linkstar Corporation.

6.14                      Further Assurances. From time to time after the Closing, at Buyer’s request and without further consideration, Seller (a) will execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action as may be reasonably requested for the more effective conveyance, transfer and enjoyment of the Purchased Stock, the Linkstar Assets or the consummation of this Agreement, and (b) provide access during normal business hours to the Books and Records of the Business retained by Seller, as necessary for the completion of any financial statement or Tax returns.

SECTION 7.  COVENANTS OF BUYER

7.01                      Confidentiality.  If the transactions provided for herein are not consummated, unless otherwise required by Law, Buyer and its officers, managers, members, agents and representatives will hold in strict confidence all information obtained from Seller and its officers, managers, members, agents or representatives and will promptly return to Seller, all documents obtained from Seller and its officers, agents or representatives and all copies of such documents made by Buyer and its officers, managers, members, agents and representatives, or, alternatively, if requested by Seller, will destroy all such documents and copies, as well as all analysis, compilations, summaries, studies or other documents prepared by Buyer or its officers, agents and representatives which contain information obtained from Seller or its officers, managers, members, agents or representatives; provided, Buyer may retain any documents obtained from Seller or prepared by Buyer if Buyer reasonably determines that litigation may result from the failure to consummate the transactions and such documents may be relevant in such litigation.

7.02                      Employees.  Seller acknowledges that Linkstar Corporation employs those individuals set forth on Schedule 7.02 (the “Employees”).  Buyer hereby acknowledges and agrees that it will not, nor will it cause Linkstar Corporation to, terminate the Employees until at least three (3) business days after the Closing.

7.03                      Further Assurances.  From time to time after the Closing, at Seller’s request and without further consideration, Buyer (a) will execute and deliver such other and further instruments and take such other action as may be reasonably requested for the more effective consummation of this Agreement, and (b) provide access to and copies of the Books and Records of the Business, as necessary for the completion of any financial statement or Tax returns of Seller.

SECTION 8.  NON-COMPETITION AND NON-SOLICITATION

In order to induce the other party to enter into this Agreement and to consummate the transactions contemplated hereby, the parties hereby covenant as follows:

8.01                      Restriction of Management and Investment.  Seller and its Affiliates covenant and agree that, from the Closing Date until the third anniversary thereof (the “Restricted Period”), MSI, the Seller and the subsidiaries of MSI shall not, directly or indirectly, whether as a shareholder (other than as a holder of less than one percent (1%) of a publicly traded company), partner, principal, investor, participant, director, officer, consultant, owner, agent, lender or otherwise, engage in the business of selling vanity and nutraceutical products via the World Wide Web, the Internet or any other global communication network.  The parties acknowledge and agree that the foregoing restriction does not apply to the sale by Seller and its subsidiaries of personal defense sprays and electronic security devices through the Internet or otherwise.

8.02                      Non-Solicitation.

(a)           From the Closing Date until the third anniversary thereof, neither MSI, Seller nor the subsidiaries of MSI shall, directly or indirectly, solicit for employment or hire any employee of Buyer, including, without limitation, former employees of Linkstar Corporation associated with the Business.

(b)           From the Closing Date until the third anniversary thereof, neither MSI, Seller nor the subsidiaries of MSI shall, directly or indirectly, solicit any advertiser, publisher, data source, outbound or inbound telemarketing service provider or any other similar provider (collectively, the “Contract Parties”) with whom Linkstar Corporation has contracted within the twelve (12) months prior to the Closing.  In addition, neither MSI, Seller, nor any of MSI’s subsidiaries, shall, directly or indirectly, take any actions to disrupt, adversely affect or otherwise undermine any of Buyer’s relationships with the Contract Parties.

(c)           From the Closing Date until the third anniversary hereof, neither Buyer nor any of its Affiliates shall, directly or indirectly, solicit for employment or hire any employee of Seller (or any of its Affiliates), excluding the Employees that become employees of Buyer in connection with the consummation of the transactions contemplated hereby.

8.03                      Confidential Information.  For a period beginning on the Closing Date and ending on the fifth anniversary thereof, Seller shall not divulge or disclose any Confidential Information to third parties.  Confidential Information is the prospect lists, employee names and addresses, documents containing the names or addresses of existing or potential customers of the Business, the design of and operating code of software, information regarding Buyer’s financial condition or business plans, the methods by which the Linkstar Corporation served its customers or conducted its operations, as well as any other operating procedures of Linkstar Corporation or the Business.  Notwithstanding the foregoing, Confidential Information does not include information which is or becomes generally known to the public or others in the industry through no breach by Seller of this Section 8.03.   Seller agrees to maintain the confidentiality of the Confidential Information and further agrees that it will not, directly or indirectly, use or disclose Confidential Information to any natural or legal Person, other than authorized employees or agents of Buyer, during the period beginning on the Closing Date and ending on the fifth anniversary thereof.

8.04                      Equitable Relief.  MSI and Seller hereby acknowledge that any breach by it or the subsidiaries of MSI of obligations under this Section 8 would cause substantial and irreparable damage to Buyer, and that money damages would be an inadequate remedy therefore, and accordingly, acknowledge and agree that Buyer, shall be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which Buyer may be entitled in respect of any such breach).  The prevailing party in any such action related to the rights under this Section 8 shall be entitled to receive attorneys’ fees and court costs from the non-prevailing party.

8.05                      Enforceability.  In the event that a court of competent jurisdiction determines that any of the provisions of this Section 8 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions shall automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court or arbitrators are hereby expressly authorized so to modify this Agreement and to enforce it as so modified.  No invalidity or enforceability of any Section of this Agreement or any portion thereof shall affect the validity or enforceability of any other Section or of the remainder of such Section.

SECTION 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to acquire the Purchased Stock, pay the Purchase Price and assume the Assumed Liabilities is subject to the satisfaction or waiver in writing by Buyer, on or prior to the Closing Date, of each of the following express conditions precedent:

9.01                      Authorization.  All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller shall have been duly taken prior to the Closing.

9.02                      Representations and Warranties.  The representations and warranties of Seller made in or pursuant to this Agreement (giving effect to the modifications to the Disclosure Schedules made in accordance with Section 6.11) shall be true and correct on and as of the Closing Date (i) in all respects with regard to representations and warranties limited by materiality qualifications or by reference to Material Adverse Effect, and (ii) in all material respects with regard to all other representations and warranties, with the same effect as though all such representations and warranties had been made on and as of such date (except for representations and warranties that expressly relate to a specified date, which need be true and correct only as of the specified date).

9.03                      Performance of Obligations.  Each and all of the covenants and agreements of Seller to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with or duly waived.

9.04                      Due Diligence Investigation.  The results of Buyer’s due diligence investigation shall have been satisfactory to Buyer.  The foregoing condition to Closing expires and is null and void on and after November 21, 2010.  Buyer may terminate its obligation to purchase the Purchased Stock at any time prior to November 21, 2010 by notifying Seller in writing that the results of Buyer’s due diligence were not satisfactory to Buyer.  If the termination notice is timely sent on or before November 21, 2010, Buyer and Seller shall not be under any obligation under this Agreement to purchase or convey the Purchased Stock.

9.05                      Instruments of Conveyance, Etc.  Seller shall have executed and delivered such assignments of the Purchased Stock and other instruments of transfer and conveyance, as shall be required to effect the transfer to Buyer of all of the Purchased Stock free and clear of any Liens.

9.06                      Delivery of Physical Possession.  Seller shall, at Closing, deliver to Buyer physical possession of (i) the stock certificates, duly endorsed for transfer, for the Purchased Stock, (ii) all tangible Linkstar Assets and (iii) tangible evidence of all intangible Linkstar Assets, including, without limitation intended, Intellectual Property, Open Orders and Accounts Receivable.

9.07                      Litigation.  No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission: (a) challenging any of the transactions contemplated by this Agreement; (b) seeking monetary relief by reason of the consummation of such transactions; or (c) which would adversely affect Linkstar Corporation, the Purchased Stock, the Linkstar Assets or the Business following the Closing Date.

9.08                      Governmental Action; Damage to Property.  There shall not have occurred any:  (a) seizure by any Governmental Authority of all or a portion of the Purchased Stock or the Linkstar Assets; or (b) damage, destruction or other impairment of or to all or a portion of the Purchased Stock or the Linkstar Assets including, without limitation, damage, destruction or other impairment caused by theft, fire, and/or any casualty.

SECTION 10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligation of Seller to sell or otherwise transfer the Purchased Stock hereunder is subject to the satisfaction, or waiver in writing by Seller, on or prior to the Closing Date, of each of the following express conditions precedent:

10.01                      Corporate Action.  All corporate actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Buyer shall have been duly taken prior to the Closing.

10.02                      Representations and Warranties.  The representations and warranties of Buyer made in or pursuant to this Agreement shall be true and correct (i) in all respects with regard to representations and warranties limited by materiality qualifications; and (ii) in all material respects with regard to all other representations and warranties, on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (except for representations and warranties that expressly relate to a specified date, which need be true and correct only as of the specified date).

10.03                      Performance of Obligations.  Each and all of the covenants and agreements of Buyer to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed or complied with or duly waived.

10.04                      Payment.  Buyer shall have paid the Purchase Price (less the Escrowed Funds), based on the estimated Purchase Price calculation, to Seller in accordance with Section 2.03 of this Agreement.

10.05                      Litigation.  No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission:  (a) challenging any of the transactions contemplated by this Agreement; or (b) seeking monetary relief by reason of the consummation of such transactions.

SECTION 11.  SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS

All representations and warranties made by MSI, Seller or Buyer as to any fact or condition existing on or before the Closing Date in this Agreement, any Exhibit or Schedule delivered pursuant hereto shall survive the Closing for a period of eighteen months (18) months and any claim for breach of a representation or warranty must be brought prior to the expiration of such eighteen (18) month period; provided, however, that the representations and warranties set forth in Sections 4.03 (No Conflict), 4.05 (Title to Linkstar Assets; Sufficiency of Linkstar Assets), 4.09 (Tax Matters), 4.10 (Litigation), and 4.17 (Benefit Plans and Employment Arrangements) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations; provided, further that the representations and warranties set forth in Section 4.01 (Organization; Authorization; Ownership; Voting), shall survive for seven (7) years (the “Section 4.01 Representation”).  Except as otherwise expressly provided in this Agreement, all covenants, agreements and undertakings set forth in this Agreement shall survive the Closing for a period of twenty-four (24) months.

SECTION 12.  INDEMNIFICATION

12.01                      Indemnity by MSI and Seller.  MSI and Seller, jointly and severally, shall defend, indemnify and hold Buyer, its officers, managers, members, directors, employees, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

(a)           any breach of any representations and warranties made by MSI or Seller in or pursuant to this Agreement or the failure of such representations and warranties to be true and correct;

(b)           any failure by MSI or Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement;

(c)           any failure of MSI or Seller to pay and discharge in a timely fashion any of the excluded liabilities, as described in Section 2.08 of this Agreement; and

(d)           any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or oppose the imposition thereof, or in enforcing this indemnity.

12.02                      Indemnity by Buyer.  Buyer shall defend, indemnify and hold MSI, Seller its officers, managers, members, directors, employees, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

(a)           any breach of any representations and warranties made by Buyer in or pursuant to this Agreement or the failure of such representations and warranties to be true and correct;

(b)           any failure by Buyer to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or any of the other agreements or documents delivered by Buyer pursuant to this Agreement;

(c)           the failure by Buyer to pay, discharge or perform in a timely fashion any Assumed Liabilities, as described in Section 2.07 of this Agreement; and

(d)           any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or oppose the imposition thereof, or in enforcing this indemnity.

Upon Closing the transactions contemplated herein and Buyer acquiring the Purchased Stock, Linkstar Corporation shall, jointly and severally with Buyer, indemnify Seller in accordance with this Article 12.

12.03                      Notice of Claim.  The indemnified party shall promptly notify the indemnifying party in writing in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under this Section 12.  If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (a “Third Party Claim”), the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party.  The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim.  In connection with any such Third Party Claim, the parties shall cooperate with each other and provide each other with access to relevant Books and Records in their possession.  No such Third Party Claim shall be settled without the prior written consent of the indemnified party.  Notwithstanding the foregoing, if the indemnified party determines in good faith that any Third Party Claim, or the conduct of the defense or settlement thereof, could have a substantial adverse effect on the indemnified party’s relationship with any Governmental Authority or important supplier or customer, or that the indemnified party may have available to it one or more defenses or counterclaims that are conflicting with one or more of those which may be available to, or asserted by the indemnifying party in respect of such Third Party Claim, the indemnified party shall have the right to take over and assume control of the defense, settlement, negotiations or litigation relating to such claim, and the indemnifying party shall be responsible for the cost of such defense.  No such Third Party Claim shall be settled without the prior written consent of the indemnifying party which consent shall not be unreasonably withheld, delayed or conditioned.  The party controlling the defense of any Third Party Claim shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other monetary relief affecting the other party or that does not include as a term thereof the giving by each claimant to the other parties a complete release from all liabilities with respect to such claim or litigation.

12.04                      Limitations on Amount - Seller.  Seller shall have no liability for indemnification or otherwise with respect to claims under Section 12.01 until the total of all Losses with respect to such matters exceeds $25,000.  Once the total amount of all Losses exceeds $25,000, all Losses from the first dollar of Loss are subject to indemnification up to a maximum amount of twenty-five percent (25%) of the Purchase Price (the “Seller Cap”).  The Seller Cap shall not apply to:  (i) any intentional breach of any covenant, obligation, representation or warranty by Seller; (ii) breaches of the Fundamental Representations; (iii) breaches of the Section 4.01 Representation; (iv) any breach of Section 2.08 (Excluded Liabilities) or Section 6.02 (Taxes); or (v) cases of fraud or willful misconduct by Seller.

12.05                      Limitations on Amount - Buyer.  Buyer shall have no liability for indemnification or otherwise with respect to claims under Section 12.02, until the total of all Losses with respect to such matters exceeds $25,000.  Once the total amount of all Losses exceeds $25,000, all Losses from the first dollar of Loss are subject to indemnification up to a maximum amount of twenty-five percent (25%) of the Purchase Price (the “Buyer Cap”).  The Buyer Cap will not apply to (i) any intentional breach of any covenant, obligation, representation or warranty by Buyer; (ii) any breach of Section 2.07 (Assumed Liabilities); or (iii) cases of fraud or willful misconduct by Buyer.

12.06                      Termination of Indemnification.

(a)           As to Buyer.  The right of Buyer to be indemnified under this Section 12 shall survive, as to matters described in Section 12.01, for a period of two (2) years from the Closing Date.  All claims for indemnification of Buyer by Seller (and its Affiliates) must be submitted prior to the two (2) year anniversary of the Closing Date.

(b)           As to Seller.  The right of Seller to be indemnified under this Section 12 shall survive, as to matters described in Section 12.02, for a period of two (2) years from the Closing Date.  All claims for indemnification of Seller by Buyer must be submitted prior to the two (2) year anniversary of the Closing Date.

(c)           Exceptions.  Notwithstanding subsections (a) and (b) hereof:

(i)           any indemnity claim based on fraudulent misrepresentations or fraudulent material omission or fraudulent breach of warranty shall survive without any time limitations;

(ii)           any indemnity claim based on any matter which has been described in a notice to an indemnifying party pursuant to Section 12.03 of this Agreement prior to the expiration of the applicable time limitation set forth in subsections (a) and (b) above shall survive until the claim is finally resolved;

(iii)           any indemnity claim based on a breach of the Fundamental Representations, Section 2.08 (Excluded Liabilities), Section 6.02 (Taxes) or Section 2.07 (Assumed Liabilities) of this Agreement shall survive until the expiration of the applicable statute of limitations for such breach; and

(iv)           any indemnity claim based on a breach of the Section 4.01 Representation shall survive for seven (7) years.

SECTION 13.  TERMINATION AND AMENDMENT

13.01                      Termination.  This Agreement may be terminated at any time on or prior to the Closing Date:

(a)           by mutual written agreement of Buyer and Seller;

(b)           by Buyer, sending written notice to Seller, if the transactions contemplated hereby have not been consummated, through no fault or failure of Buyer, on or before November 22, 2010;

(c)           by Buyer, sending written notice to Seller in accordance with Section 9.04 (Due Diligence); or

(d)           by Seller, sending written notice to Buyer, if such transactions contemplated hereby have not been consummated, through no fault or failure of Seller, on or before November 22, 2010.

13.02                      Effect of Termination.  If either Buyer or Seller terminates this Agreement pursuant to Section 13.01, this Agreement, except for the provisions of Sections 7.01 (Confidentiality), 14.03 (Confidentiality), 14.04 (Public Statements), 14.05 (Choice of Law) and 14.06 (Dispute Resolution), shall become void and have no effect.  Notwithstanding the foregoing, nothing in this Section 13.02 shall relieve any party to this Agreement for breach of any provision of this Agreement.  If it is judicially determined that termination of this Agreement was the result of any intentional breach of this Agreement, then, in addition to other remedies at law or in equity for breach of this Agreement, the party so found to have breached this Agreement intentionally shall indemnify and hold harmless the other party for its respective costs, fees and expenses of counsel, accountants, financial advisors or other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation.

13.03                      Amendment.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, and Seller.  No waiver by any party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent to such occurrence.

SECTION 14.  GENERAL

14.01                      Costs and Expenses.  Each of the parties hereto shall pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, fees and disbursements of legal counsel, accountants, and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.

14.02                      Parties in Interest; and Assignment.

(a)           This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  Except as otherwise expressly provided in this Agreement, this Agreement is not made for the benefit of any Person not a party hereto, and nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement, or any provision hereof.  There are no third party beneficiaries to this Agreement except for the Affiliates of Buyer and Seller.

(b)           This Agreement shall not be assigned by Buyer or Seller without the prior written consent of the other party, except that Buyer may assign this Agreement to any of its Affiliates prior to Closing.  However, an assignment of this Agreement by Buyer to an Affiliate shall not relieve Silverback Network, Inc. of its indemnity obligations in Article 12, nor shall it release Silverback Network, Inc. from any Losses caused by improperly failing to close hereunder.

14.03                      Confidentiality.  Each party to this Agreement shall take all reasonable precautions to maintain the confidentiality of the negotiation or existence of this Agreement, the identity of the parties hereto and any nonpublic information concerning the other parties or their Subsidiaries or Affiliates provided to or discovered by any of them or their respective representatives and shall not disclose any of the above information to anyone other than (a) those people directly involved in the investigation and negotiations pertaining to the transactions contemplated by this Agreement, including without limitation, attorneys, accountants and similar representatives, (b) such lenders or investors as may be necessary to finance the transactions contemplated hereby,  (c) such Persons or Governmental Authorities whose consents or approvals may be necessary or to whom notice needs to be given to permit consummation of the transactions contemplated hereby and (d) as required by the Securities and Exchange Act of 1934, as amended and the rules and regulation issued there under.

14.04                      Public Statements.  No party to this Agreement shall, without the prior written consent of the other parties hereto, make or cause to be made any press release or other public statement or announcement that directly or indirectly discloses the transactions contemplated by this Agreement, except that Seller is authorized to file a press release and a Form 8-K under the Securities Exchange Act of 1934, as amended, if legally required.  Seller shall obtain Buyer’s prior written consent, which shall not be unreasonably withheld, to any press release regarding the transactions contemplated by this Agreement; provided, however, that such press release shall not mention Joshua Gray in any manner whatsoever.

14.05                      Choice of Law. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the Laws, including equitable principles, of the Commonwealth of Pennsylvania without regard to the Laws of such state as to choice or conflict of Laws.

14.06                      Dispute Resolution.  In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the breach, termination, or validity thereof, or the transactions contemplated hereby, the parties shall first use reasonable efforts to resolve such dispute among them, and failing to achieve any resolution within thirty (30) days of the initiation of a dispute, the parties may institute litigation with any court having jurisdiction within the Commonwealth of Pennsylvania.

14.07                      Notices.  Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by telecopy, electronic mail (followed by hard copy), by a nationally recognized overnight courier or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Buyer:

Joshua Gray, President
2201 North Front Street
Harrisburg, PA 17110

with a copy to:

Stephen C. Gierasch
Buchanan Ingersoll & Rooney PC
213 Market Street, 3rd Floor
Harrisburg, PA 17101
Fax:  (717) 233-0852

If to Seller:

Dennis Raefield, President
1535 No. Main St. #230
Walnut Creek, CA94596
Fax:  (925) 933-2730

with a copy to:

Gregory Krzemien
240 Gibraltar Road
Suite 220
Horsham, Pennsylvania 19044
Fax:  (215) 672-8900

or to such other Person or address as either such party may have specified in a notice duly given by the sender as provided herein.  Such notice or communication shall be deemed to have been given as of the date so personally delivered, on the business day following delivery by sender to such an overnight courier, three (3) business days after mailing or when receipt is confirmed if delivered by telecopy or e-mail.

14.08                      Entire Agreement.  This Agreement (including the Disclosure Schedules and Exhibits attached hereto) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof.

14.09                      Cumulative Remedies.  The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies a party may otherwise have at law or in equity.

14.10                      Waiver.  Any failure of Seller or Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.10.

14.11                      Severability.  The unenforceability or invalidity of any Section or subsection or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

14.12                      Headings.  The headings of the Sections and subsections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Agreement.

14.13                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

14.14                      Facsimiles or E-Mails.  Any facsimile or E-Mail signature of any party hereto or to any other agreement executed in connection herewith shall constitute a legal, valid and binding execution hereof by such party.

14.15                      Construction.  Seller and Buyer hereby agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.  Section, Exhibit and Disclosure Schedule references contained in this Agreement refer to those contained in or attached to this Agreement unless otherwise specified.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER: Linkstar Interactive, Inc.

By:	/s/ Dennis R. Raefield
Name:	Dennis R. Raefield
Title:	President

BUYER: Silverback Network, Inc

By:	/s/ Joshua Gray
Name:	Joshua Gray
Title:	President

ACKNOWLEDGED AND AGREED TO BY:

Linkstar Corporation

By:	/s/ Dennis R. Raefield
Name:	Dennis R. Raefield
Title:	President

Mace Security International, Inc.

By:	/s/ Dennis R. Raefield
Name:	Dennis R. Raefield
Title:	Chief Executive Officer

Schedule I - Definitions

“Accounts Receivable” means all accounts receivable of Linkstar Corporation in existence on the Closing Date with respect to services fully rendered by Linkstar Corporation on or before the Closing Date.

“Action” means any claim, action, suit, formal or informal arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Authority or private authority.

“Affiliate” shall mean any Person who controls, is controlled by, or is under common control with, the designated entity.  Ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

“Agreement” shall mean the meaning set forth in the preamble.

“Allocation” shall have the meaning set forth in Section 2.09(a) of this Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 2.07 of this Agreement.

“Books and Records” means all books of account, financial records and the corporate books and records of Linkstar Corporation.

“Business” shall have the meaning set forth in the Recitals to this Agreement.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Cap” shall have the meaning set forth in Section 12.05 of this Agreement.

“Closing” means the act or acts that will consummate the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.  Unless the parties otherwise agree, any references to “after the Closing Date” means any time after the normal close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Software Assets” means all Software, data rights, documentation and associated license, escrow, support and maintenance agreements used in the conduct of the Business, including, but not limited to, those listed on Schedule 2.02(f).

“Confidential Information” has the meaning given the term in Section 8.03 of this Agreement.

“Consents” means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and officials and other Persons which are necessary for the sale and transfer to Buyer of the Purchased Stock, the Linkstar Assets or the consummation of the transactions contemplated by this Agreement (including the continuation of Customer Contracts) where the approval of any other Person may be required.

“Contract Parties” shall have the meaning set forth in Section 8.02(b) of this Agreement.

“Contracts” means all contracts, distribution agreements, service agreements, development agreements, consulting agreements, guarantees, commitments, instruments and other agreements relating to the acquisition or ownership of any of the Linkstar Assets or the operation of the Business.

“Customer Contracts” means the order of customers who have purchased goods from Linkstar Corporation on the Internet.

“Disclosure Schedules” means the disclosure schedules that shall be prepared by Seller and delivered to Buyer and either attached to this Agreement or separately executed and identified as the Disclosure Schedules to this Agreement.

“Employees” shall have the meaning set forth in Section 7.02 of this Agreement.

“Environmental Laws” means all environmental or health and safety statutes, ordinances, regulations, orders, directives, decrees, permits, governmental approvals, contractual requirements and requirements of common law concerning (i) activities relating to the Business, (ii) the Linkstar Assets or any other properties or assets now or previously owned, leased or operated by Linkstar Corporation in connection with the Business, (iii) repairs or construction of any improvements, (iv) handling of any materials, (v) discharges into the air, soil, surface, water or ground water, and (vi) storage, treatment or disposal of any waste at or connected with any activity at such properties.

“Equipment” means all machinery, equipment, leasehold improvements, owned automobiles, office furniture, office equipment, computing and telecommunications equipment (including the software loaded on such equipment unless separately listed on Schedule 2.02(f)), including leased equipment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means an entity the employees of which are treated as the employees of Linkstar Corporation under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” shall have the meaning set forth in Section 2.06 of this Agreement.

“Escrow Agent” shall have the meaning set forth in Section 2.06 of this Agreement.

“Escrowed Funds” shall have the meaning set forth in Section 2.06 of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 4.18 of this Agreement.

“Financial Statement Date” shall have the meaning set forth in Section 4.18 of this Agreement.

“Fundamental Representations” shall have the meaning set forth in Section 11 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as established from time to time by the Financial Accounting Standards Board.

“Governmental Authority” means the government of the United States, any state or political subdivision thereof, any foreign country and any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means all unpatented inventions, invention disclosures, multinational invention registrations, patents and patent applications (including, but not limited to, all reissues, divisions, continuations, continuations in part, extensions and re-examinations) and all rights therein provided by law, multinational treaties or conventions; all publications and copyrights; all trade secrets, know how, formulas, and all common law and registered trademarks, trademark registrations, applications for trademark registrations, trade names that are in the names of Linkstar Corporation, whether owned or licensed, including in each case, without limitation, those listed on Schedule 2.02(e).

“Inventory” means all raw materials inventory, work in process inventory, finished goods inventory and spare parts inventory, together with all boxing, labeling and other shipping materials and, to the extent permitted by law, an assignment of all related manufacturer or fabricator warranties, guarantees and indemnities.

“Knowledge,” “MSI’s and Seller’s Knowledge” or “to the best of MSI’s and Seller’s Knowledge” shall have the meanings set forth in Section 4 of this Agreement.

“Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, governmental order, requirement or rule of common law.

“Leased Real Property” means parcels of land, together with all rights, interests and appurtenances therein or thereto, and the buildings, structures, installations, fixtures and other improvements thereon, leased by Seller or Linkstar Corporation and used in the Business.

“Leases” means leases of Equipment and other tangible personal property, leases of Leased Real Property and other leases of the Linkstar Assets or intangible personal property, in each case whether classified as a capital or operating lease for accounting purposes.

“Liabilities and Obligations” means any direct or indirect indebtedness, lease obligation, guaranty, endorsement, claim, loss, damage, deficiency, cost expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, whether arising in contract, tort or otherwise, whether now existing or hereafter arising.

“Liens” means all mortgages, liens, pledges, charges, security interests, equitable interests, title retention or security agreements, claims, restrictions, leases, options, rights of first offer or first refusal, confidentiality or secrecy agreements, noncompetition agreements, defects in title and other encumbrances or rights of others.

“Linkstar Assets” shall have the meaning set forth in Section 2.02 of this Agreement.

“Linkstar Corporation” shall have the meaning set forth in the preamble of this Agreement.

“Losses” means all losses, costs, claims, liabilities, fines, penalties, that are direct damages, excluding incidental damages, consequential damages and loss of profit.

“Material Adverse Effect” means any circumstance, change in, or effect on, the Linkstar Assets or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects thereon:  (i) is or could reasonably be expected to be materially adverse to the Linkstar Assets or to the business, financial condition, assets or Liabilities and Obligations (including contingent Liabilities and Obligations), customer or supplier relationships, prospects, value, results of operations or the condition (financial or otherwise) of the Business; or (ii) could reasonably be expected to materially adversely affect the ability of Buyer to use the Linkstar Assets or operate the Business after Closing in the manner in which they are currently used or operated by Seller; or (iii) could reasonably be expected to increase the  expenses of operating the Business by ten percent (10%) or more or decrease the revenue of the Business after Closing by ten percent (10%)or more from the annual expenses or revenue, as applicable, currently in existence for the Business as operated by Seller.

 “Most Recent Financial Statement” shall have the meaning set forth in Section 4.18 of this Agreement.

“MSI” shall have the meaning set forth in the preamble of this Agreement.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37(A)) of ERISA.

“Open Orders” means all open orders for the sale of merchandise by Linkstar Corporation in connection with the Business.

“Permits” means all governmental permits, licenses, registrations, orders and approvals issued to MSI, Seller, or Linkstar Corporation, as applicable, relating to the Business, all of which are listed on Schedule 2.02(j).

“Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, or any other entity of whatever nature.

“Plan” means any welfare plan as defined by Section 3(1) of ERISA, any pension plan as defined by Section 3(2) of ERISA, any other retirement, severance, continuation pay, termination pay, bonus, stock bonus, deferred compensation, insurance, tuition reimbursement, dependent care assistance, or other plan, policy or arrangement providing employee benefits (whether or not described in ERISA) maintained by or sponsored by Linkstar Corporation to which Seller, Linkstar Corporation or an ERISA Affiliate of either contributes or is obligated to contribute.

“Prepaid Expenses” shall mean those expenses that have been paid by MSI, Seller, or Linkstar Corporation prior to the Closing Date that relate to goods or services that will be provided to Linkstar Corporation or the Business after the Closing Date.

“Purchase Price” shall have the meaning set forth in Section 2.03 of this Agreement.

“Purchased Stock” shall have the meaning set forth in the Recitals of this Agreement.

“Restricted Period” shall have the meaning set forth in Section 8.01 of this Agreement.

“Section 4.01 Representation” shall have the meaning set forth in Section 11 of this Agreement.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller Cap” shall have the meaning set forth in Section 12.04 of this Agreement.

“Software” means all software owned, developed, licensed or used, including (i) all modifications, enhancements, fixes, updates, upgrades, bypasses and workarounds, (ii) the source code and object code for any of the foregoing and (iii) all operating systems, bridgeware, firmware, middleware and utilities.

“Subsidiary” means a corporation in which Linkstar Corporation owns a majority of the common stock or has the power to elect a majority of the directors.

“Taxes” mean all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), estimated taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, duties, ad valorem taxes, value added taxes, excise taxes, capital stock or franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, recordation fees, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges and other obligations of the same or of a similar nature to any of the foregoing (including any interest or penalties relating to any of the foregoing), which a corporation or other entity may be required to pay, withhold or collect, imposed by any federal, territorial, state, local, or foreign government or any agency or political subdivision of any such government.

“Third Party Claim” shall have the meaning set forth in Section 12.03 of this Agreement.